CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 28, 2022, relating to the financial statements and financial highlights of Barrett Opportunity Fund, Inc., for the year ended August 31, 2022, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Disclosure Of Portfolio Holdings” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Milwaukee, Wisconsin October 18, 2023

C O H E N  & C O M P A N Y , L T D .

800.229.1099 | 866.818.4538 fax | cohencpa.com

Registered with the Public Company Accounting Oversight Board